Exhibit 99.1

SMSC Reports First Quarter of Fiscal Year 2013 Financial Results

Hauppauge, N.Y. – July 3, 2012 – SMSC (NASDAQ: SMSC) today announced financial results for its first quarter of fiscal 2013, ended May 31, 2012.

Highlights:
•	Quarterly revenue of $103.1 million,
•	Record non-GAAP gross profit of 58.4 percent,
•	Non-GAAP operating profit of 15.3 percent,
•	Non-GAAP earnings per share of $0.53,
•	Cash and investments of $187.4 million.

Total revenue for the first quarter of fiscal 2013 was $103.1 million, roughly flat with the same prior year period and an increase of approximately 15 percent sequentially.  First quarter revenue included $9.5 million in sales related to the BridgeCo acquisition. Non-GAAP gross margin was 58.4 percent compared to 56.4 percent for the same prior year period. GAAP gross margin was 54.5 percent compared to 53.9 percent for the same prior year period.  Non-GAAP net income was $12.2 million, or $0.53 per diluted share, compared to non-GAAP net income of $11.0 million, or $0.47 per diluted share in the first quarter of fiscal 2012. GAAP net loss for the first quarter of fiscal 2013 was $17.2 million, or $0.76 per diluted share, compared to GAAP net income of $6.2 million, or $0.26 per diluted share for the same prior year period.  The difference between the GAAP and non-GAAP results was primarily driven by adjustments for stock-based compensation of $28.3 million, mainly due to fair market adjustments to stock appreciation rights based on the increase in SMSC's share price in the three month period ended May 31, 2012 as well as $4.0 million in merger and acquisitions related expenses.

“SMSC’s first quarter financial performance was very strong with revenue and non-GAAP gross margin, operating profit and earnings per share all coming in ahead of our guidance,” said Christine King, President & Chief Executive Officer of SMSC.  “Networking sales significantly contributed to the revenue upside primarily as a result of key product ramps.  Non-GAAP gross margin increased to 58.4 percent, driven by a favorable combination of higher revenue, better product mix, continued cost reductions and inventory management.  This record result is higher than our gross margin target model.  Strict control of operating expenses enabled us to deliver 15.3 percent non-GAAP operating profit.  Finally, on a non-GAAP basis, an effective tax rate of 22.3 percent contributed to our improved earnings per share of $0.53.”

The unaudited non-GAAP financial measures in this release, including the business outlook, exclude charges and credits for stock appreciation rights (SARs), restricted stock units and stock options associated with the accounting pursuant to FASB ASC 718, the amortization of acquired intangible assets, restructuring charges and executive transition costs, costs associated with business acquisition related activities including transaction costs, inventory write-up and write-off on acquisitions, the revaluation of contingent consideration and compensation expense on acquisitions, impairment losses, transaction costs related to the building sale, employer taxes related to stock compensation and the gain on release of a claim liability.

Use of Non-GAAP Financial Information
Included within the press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Income Statements prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company's actual results prepared under GAAP to exclude certain charges. In the schedules attached to this press release, the non-GAAP measures have been reconciled to and should be considered together with the Condensed Consolidated Statements of Operations.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company's management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.  SMSC also presents unaudited non-GAAP supplemental vertical market information to provide additional insight into underlying operating performance on a comparable basis.

Forward Looking Statements
Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, commodity prices, interest rates and foreign exchange, potential investment losses as a result of liquidity conditions, the effects of changing economic and political conditions in the market domestically and internationally and on our customers; our ability to realize the expected benefits of acquisitions; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC
SMSC is a leading developer of Smart Mixed-Signal Connectivity™ solutions. SMSC employs a unique systems level approach that incorporates a broad set of technologies and intellectual property to deliver differentiating products to its customers. The company is focused on delivering connectivity solutions that enable the proliferation of data in personal computers, automobiles, portable consumer devices and other applications. SMSC’s feature-rich products drive a number of industry standards and include USB, MOST® automotive networking, Kleer® and JukeBlox® wireless audio, embedded system control and analog solutions, including thermal management and RightTouch® capacitive sensing. SMSC is headquartered in New York and has offices and research facilities in North America, Asia, Europe and India. Additional information is available at www.smsc.com.
SMSC, MOST, Kleer and JukeBlox are registered trademarks and Smart Mixed-Signal Connectivity, TrueAuto and RightTouch are trademarks of Standard Microsystems Corporation.

Contact
Carolynne Borders
Vice President, Corporate Communications & Investor Relations
Phone: 631-435-6626
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended May 31,
	2012	2011
Sales and revenues	$103,078	$103,495
Costs of goods sold	46,902	47,710

Gross profit on sales and revenues	56,176	55,785

Costs and expenses:
Research and development	31,956	24,527
Selling, general and administrative	44,202	23,229
Restructuring charges	7	343
Revaluation of contingent consideration	(801)	17
(Loss) income from operations	(19,188)	7,669

Interest income	40	118
Interest expense	(28)	(38)
Other expense, net	(70)	142

(Loss) income before provision for income taxes	(19,246)	7,891

(Benefit from) provision for income taxes	(2,083)	1,714

Net (loss) income	$(17,163)	$6,177

Net (loss) income per share:
Basic	$(0.76)	$0.27
Diluted	$(0.76)	$0.26

Weighted average common shares outstanding:
Basic	22,522	23,059
Diluted	22,522	23,557

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	May 31, 2012	February 29, 2012
Assets

Current assets:
Cash and cash equivalents	$161,824	$147,054
Accounts receivable, net	60,399	50,986
Inventories	37,623	36,622
Deferred income taxes	19,610	15,773
Other current assets	9,496	15,010

Total current assets	288,952	265,445

Property, plant and equipment, net	62,063	64,423
Goodwill	113,050	114,433
Intangible assets, net	27,960	30,587
Long-term investments	25,605	25,680
Investments in equity securities	2,042	2,042
Deferred income taxes	8,200	7,781
Other assets	3,590	3,595

Total assets	$531,462	$513,986

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$21,354	$18,677
Deferred income on shipments to distributors	18,659	18,449
Accrued expenses, income taxes and other current liabilities	79,209	61,492

Total current liabilities	119,222	98,618

Other liabilities	20,540	21,001

Shareholders' equity:
Preferred stock	-	-
Common stock	2,898	2,813
Additional paid-in capital	399,833	380,501
Retained earnings	120,790	137,953
Treasury stock, at cost	(133,406)	(132,384)
Accumulated other comprehensive income	1,585	5,484

Total shareholders' equity	391,700	394,367

Total liabilities and shareholders' equity	$531,462	$513,986

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended May 31,
	2012	2011
Gross profit - GAAP basis	$56,176	$55,785
Stock-based compensation (a)	2,252	317
Amortization of intangible assets	1,718	1,585
Impact of inventory write-up on acquisitions	-	124
Impact of inventory write-off (Symwave)	-	588
Gross profit- non-GAAP basis	$60,146	$58,399

(Loss) income from operations - GAAP basis	$(19,188)	$7,669

Non-GAAP adjustments:
Stock-based compensation included in: (a)
Costs of goods sold	2,252	317
Research and development	7,416	1,042
Selling, general and administrative	18,661	1,971
Non-GAAP adjustments total:	28,329	3,330
Amortization of intangible assets included in:
Costs of goods sold	1,718	1,585
Selling, general and administrative	750	806
Amortization of intangible total:	2,468	2,391

Restructuring charges	7	343
Transaction costs - mergers and acquisitions	4,042	118
Impact of inventory write-up on acquisition	-	124
Impact of inventory write-off (Symwave)	-	588
Impact of revaluation of contingent consideration	(801)	17
Transaction costs - building sale	97	-
Compensation expense on acquisitions-R&D	398	8
Compensation expense on acquisitions-MKT	358	7
Compensation expense on acquisitions-G&A	75	64
Income from operations - non-GAAP basis	$15,785	$14,580

Net loss (income) - GAAP basis	$(17,163)	$6,177
Non-GAAP adjustments (as scheduled above)	34,973	6,990
Tax effect of non-GAAP adjustments	(5,587)	(2,145)
Net income - non-GAAP basis	$12,223	$11,022

GAAP net (loss) income per share - diluted	$(0.76)	$0.26
Non-GAAP income per share - diluted (b)	$0.53	$0.47

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC's financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) To eliminate compensation expense for Stock Appreciation Rights ("SARs"), restricted stock units and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $7.7 million and $0.9 million in the three months ended May 31, 2012 and 2011, respectively. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they were issued primarily in connection with the Company's prior annual employee incentive compensation program.

(b) The weighted average diluted common shares outstanding for purposes of computing non-GAAP diluted income per share is 23,238 and 23,558 thousand shares, which includes 716 and 499 thousand common share equivalents due to the dilutive effect of stock options, for the three month periods ended May 31, 2012 and 2011, respectively. The effect of stock options is not considered when computing GAAP diluted loss per share because their effects are antidilutive.